Exhibit 99.1

For Immediate Release

Contact:

Richard H. Wiley

Samsonite Corporation

Phone: (303) 373-6373

Samsonite Announces Fourth Quarter and Annual Operating Results

DENVER, Colorado, May 16, 2006 — SAMSONITE CORPORATION (OTC Bulletin Board: SAMC.OB) today announced financial results for the fourth quarter and fiscal year ended January 31, 2006.

Revenues and operating income for the fourth quarter were $249.3 million and $25.9 million, respectively, compared to revenues of $243.5 million and operating income of $23.0 million in the prior year quarter. Operating income for the prior year includes restructuring charges of $1.8 million. Net income to common stockholders was $2.5 million or less than $0.01 per diluted share outstanding for the fourth quarter compared to $3.2 million or less than $0.01 diluted share outstanding in the prior year quarter. Net income to common stockholders for the fourth quarter ended January 31, 2005 has been restated to reduce previously reported income by $0.2 million as a result of a restatement of the fiscal 2005 financial statements for an error in calculating the deferred tax asset valuation allowance.

Revenues and operating income for the fiscal year ended January 31, 2006 were $966.9 million and $73.0 million, respectively, which compares to $902.9 million and $65.7 million in the prior year. Revenues and operating earnings for fiscal 2006 include the benefit of $3.2 million related to the sale of an apparel license during the first quarter. Operating income for the current fiscal year also includes restructuring charges and expenses of $11.2 million and asset impairment charges of $5.4 million. Operating income for the prior fiscal year includes restructuring charges and expenses of $9.0 million and asset impairment charges of $0.7 million. Loss to common stockholders for the fiscal year was $1.5 million or $0.01 per share, compared to $23.4 million or $0.10 per share in the prior fiscal year. Net loss to common stockholders for the year ended January 31, 2005 has been restated to reduce previously reported income by $0.6 million as a result of a restatement of the fiscal 2005 financial statements for an error in calculating the deferred tax asset valuation allowance. Loss to common stockholders for the fiscal year ended January 31, 2005 includes expenses of $17.8 million related to the refinancing of subordinated debt.

Adjusted EBITDA (earnings before interest expense, taxes, depreciation and amortization adjusted for minority interests, restructuring charges, executive severance, stock based and deferred compensation expense, asset impairment charges, ERP project expenses and to include realized currency hedge gains and losses) was $121.4 million for fiscal 2006 versus $101.4 million for the prior fiscal year. Adjusted EBITDA was $34.5 million for the fourth quarter compared to $31.7 million for the fourth quarter of the prior year.

Chief Executive Officer, Marcello Bottoli, stated, “I am very pleased with the progress the Company is making in executing our strategic plan and the resulting financial performance for fiscal year 2006. Our 7.1% growth in revenues and 250 basis point gross margin improvement have allowed us to continue stepping up spending behind our brands while posting a solid 19.7% increase in EBITDA. The operational performance as well as our strong 300 basis point working capital efficiency reduction has, in turn, allowed us to reduce our net debt to $221.8 million at January 31, 2006 from $298.0 million at January 31, 2005. The results stem directly from efforts to improve our products, gross margins and the quality and size of our brand investment, and from managing a more focused, simplified range of products and a significantly reduced level of working capital assets.”

Richard Wiley, Chief Financial Officer, commented,  “Fueled by sales growth and improved gross profit margins, the Company continues to strengthen its annual cash flow from operations. In addition, management’s strategy to focus on improving working capital efficiency has also strengthened the Company’s liquidity position. The Company’s leverage ratio improved to 1.83 based on fiscal 2006 Adjusted EBITDA and debt net of cash at January 31, 2006. Working capital efficiency on a trailing twelve-month average balance basis declined to 16.6% at year-end compared to 19.6% as of the prior year-end. These improvements led to the Company’s ability to permanently retire $30.1 million of subordinated debt during the year. Our expectations are that cash flow from operations will continue to improve, benefiting from past operational restructuring activities and that the Company will maintain a strong liquidity position going forward.”

Samsonite Corporation will hold a conference call with securities analysts to discuss this press release in approximately the next week and will furnish the date, time and dial-in phone numbers in a later press release.

Samsonite is one of the world’s largest manufacturers and distributors of luggage and markets luggage, casual bags, business cases and travel-related products under brands such as SAMSONITE® Black Label, SAMSONITE®, AMERICAN TOURISTER®, LACOSTE® and TIMBERLAND®.

A summary of the Company’s calculation of Adjusted EBITDA, a reconciliation of Adjusted EBITDA to net income (loss), and a summary of the Company’s earnings (losses) under generally accepted accounting principles are attached as part of this release. As calculated by the Company, “Adjusted EBITDA” includes its operating earnings before interest, taxes, depreciation and amortization, as further adjusted to exclude goodwill and asset impairment charges, restructuring charges and expenses, executive severance, stock and deferred compensation expense, ERP project expenses and to include realized currency hedge gains and losses. Adjusted EBITDA is not intended to replace operating income, net income, cash flow or any other measures of performance and liquidity under generally accepted accounting principles in the U.S. (“GAAP”). Rather, Adjusted EBITDA is a measure of operating performance that investors may consider in addition to such other measures. Adjusted EBITDA provides no information on a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position. Adjusted EBITDA, as calculated by the Company, also excludes extraordinary items, discontinued operations, minority interest in earnings of subsidiaries, certain items of other income and expense and preferred stock dividends. Adjusted EBITDA does not represent funds available for discretionary use by the Company because those funds are required for debt service, capital expenditures, working capital, and other commitments and obligations. The Company believes Adjusted EBITDA is, nevertheless, a measure of operating performance commonly reported and widely used by analysts, investors and other interested parties because it eliminates differences in financial capitalization and tax structures as well as non-cash and non-operating charges to earnings. The Company’s lenders also use EBITDA-based measures, which may differ from Adjusted EBITDA, to test compliance with certain covenants. The Company also believes that disclosure of these figures is meaningful to investors because they provide information about the Company’s operating performance without giving effect to certain charges and costs that are not reflective of ongoing operations, thereby facilitating company-to-company comparisons and analysis of the Company’s results from its core business. These measures are not intended to replace operating income (loss) and net income (loss) as measures of operating performance under GAAP. The Company also uses Adjusted EBITDA (modified for currency caused fluctuations) for incentive compensation purposes.

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They can often be recognized by words such as “proposed,” “may,” “will,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and “expect”, and similar expressions (and their negatives). Forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors that may cause actual and future performance or achievements of the Company to be materially different from any future estimated results, performance or achievements express or implied by such forward-looking statements. These factors include, among others, the risk that the costs associated with restructurings will not result in increased future profitability, events which negatively affect consumer confidence or travel levels; general economic and business conditions, including foreign currency fluctuations; changes in interest rates; reliance on third party manufacturers; changes in consumer demands and fashion trends; changes in methods of distribution and customer purchasing patterns; factors associated with our concentrated voting stock; factors associated with or exacerbated by our leveraged capital structure; and competition. More information on the risks, uncertainties and other factors affecting Samsonite Corporation may be obtained from the Company’s filings with the United States Securities and Exchange Commission. Forward-looking statements are believed to be accurate as of the date of this release, and the Company undertakes no obligation to update or revise said statements as a result of future events.

* * * * * * * * * *

Samsonite Corporation Earnings and Adjusted EBITDA Summary

January 31, 2006 and 2005

(in thousands, except per share data)

	Three months ended		Year ended
	January 31,		January 31,
	2006	2005	2006	2005
		(restated)		(restated)
Net sales	$249,302	243,506	966,886	902,896
Cost of goods sold	126,079	130,004	496,505	485,882
Gross profit	123,223	113,502	470,381	417,014

Selling, general and administrative expenses	97,141	87,299	381,185	341,532
Amortization of intangible assets	291	1,447	862	3,214
Asset impairment expense	—	—	5,450	671
Provision (recovery) for restructuring operations	(125)	1,788	9,849	5,862
Operating income	25,916	22,968	73,035	65,735

Interest expense and amortization of debt issue costs	(7,354)	(7,996)	(30,496)	(35,206)
Interest income and other income (expense), net	(979)	(2,087)	(7,820)	(23,054)

Income (loss) before income taxes and minority interests	17,583	12,885	34,719	7,475
Income tax expense	(9,572)	(5,599)	(16,516)	(13,652)
Minority interests in earnings of subsidiaries	(1,477)	(599)	(4,882)	(3,521)
Net income (loss)	6,534	6,687	13,321	(9,698)
Preferred stock dividends	(3,990)	(3,532)	(14,831)	(13,683)
Net income (loss) to common stockholders	$2,544	3,155	(1,510)	(23,381)

Net income (loss) per common share - basic	$0.01	0.01	(0.01)	(0.10)
Net income (loss) per common share - diluted	— *	— *	(0.01)	(0.10)

Weighted average shares outstanding - basic	227,160	224,835	226,587	224,764
Weighted average shares outstanding - diluted	692,576	654,684	226,587	224,764
* Less than $0.01 per share

Net income (loss) to common stockholders reconciled to Adjusted EBITDA
Net income (loss) to common stockholders	$2,544	3,155	(1,510)	(23,381)
Preferred stock dividends	3,990	3,532	14,831	13,683
Interest expense and amortization of debt issue costs	7,354	7,996	30,496	35,206
Interest income	(614)	(225)	(2,052)	(549)
Other (income) expense, net	1,592	2,312	9,872	23,603
Income tax expense	9,572	5,599	16,516	13,652
Minority interests in earnings of subsidiaries	1,477	599	4,882	3,521
Depreciation expense	4,017	4,905	17,057	18,971
Amortization and impairment of intangible assets	291	1,447	862	3,214
Asset impairment (recovery)	—	(23)	5,450	671
Accrued restructuring charges and other related expenses	80	1,960	11,225	9,031
ERP project expense	2,445	—	6,102	—
Stock compensation	894	1,293	5,497	4,031
Realized gain (loss) on foreign currency forward contracts	827	(881)	2,216	(230)
Adjusted EBITDA	$34,469	31,669	121,444	101,423

Income tax adjustment by quarter

	adj/qtr	tot adj
FY 06	209	836	income
FY05	163	649	expense

Income tax expense

FY2006	Q1	Q2	Q3	Q4	Total
	(4,675)	(3,066)	170
adjustment	209	209	209
	(4,466)	(2,857)	379	(9,572)	(16,516)

FY2005	Q1	Q2	Q3	Q4	Total
	(1,103)	(2,188)	(4,276)	(5,436)
adjustment	(162)	(162)	(162)	(163)
	(1,265)	(2,350)	(4,438)	(5,599)	(13,652)